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                                                                      EXHIBIT 11


                               FTP SOFTWARE, INC.
           WEIGHTED SHARES USED IN COMPUTATION OF EARNINGS PER SHARE

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
                                            THREE MONTHS       SIX MONTHS
                                                ENDED            ENDED
                                            ------------       ----------

FOR THE PERIOD ENDED JUNE 30, 1996:
 Common stock outstanding, beginning of
  the period                                 26,966,222          26,506,729
 Weighted average common stock issued
  during the period ended June 30, 1996             190             445,922
                                           ------------        ------------

 Weighted average shares of common
  stock outstanding                          26,966,412          26,952,651
                                           ============        ============

FOR THE PERIOD ENDED JUNE 30, 1995:
 Common stock outstanding, beginning of
  the period                                 24,382,216          23,344,122
 Weighted average common stock issued
  during the period ended
  June 30, 1995                                 397,179             718,181
 Weighted average common stock
  equivalents                                 6,547,266           6,485,453
 Weighted average treasury shares
  acquired using the treasury
  stock method                               (2,983,111)         (2,358,876)
                                           ------------        ------------

 Weighted average shares of common
  stock outstanding                          28,343,550          28,188,880
                                           ============        ============

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  For the three- and six-month periods ended June 30, 1996 and 1995 there was no material difference between the computation of fully diluted and primary weighted shares of common stock equivalents outstanding.